Exhibit 4.2

AMENDMENT TO RIGHTS AGREEMENT

This Amendment (the “Amendment”), dated as of October 20, 2003, to the Rights Agreement (the “Rights Agreement”), dated as of February 5, 2003, between Docent, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, Inc., a Colorado corporation (the “Rights Agent”), is being executed at the direction of the Company. Capitalized terms used without definition in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company, Click2learn, Inc., a Delaware corporation (“Click2learn”), Hockey Merger Corporation, a Delaware corporation (“Newco”), Devil Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Newco (“Docent Merger Sub”), and Canuck Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Newco (“Click2learn Merger Sub”), intend to enter into an Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which, among other things, Docent Merger Sub will merge with and into Docent (the “Docent Merger”) and Click2learn Merger Sub will merge with and into Click2learn (the “Click2learn Merger” and, together with the Docent Merger, the “Mergers”), so that Docent and Click2learn each become wholly-owned subsidiaries of Newco.

WHEREAS, on October 20, 2003, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Mergers and the other transactions contemplated by the Merger Agreement (as defined below); and

WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1. Section 1(p) of the Rights Agreement is hereby amended to read in its entirety as follows:

“ ‘Expiration Date’ shall mean the earliest to occur of: (i) February 5, 2013, (ii) the date, if any, as of which the Board determines that the continued effectiveness of this Agreement is no longer in the best interests of the Company’s stockholders (excluding the interests of any Acquiring Person, or (iii) upon the Effective Time (as such term in defined in the Agreement and Plan of Reorganization, dated as of October 20, 2003, including any amendment or supplement thereto (the “Merger Agreement”) by and among the Company, Click2learn, Inc., a Delaware corporation (“Click2learn”), Hockey Merger Corporation, a Delaware corporation (“Newco”), Devil Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Newco (“Docent Merger Sub”), and Canuck Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Newco (“Click2learn Merger Sub”).”

2. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Newco, Parent nor any of their respective Affiliates or Associates shall be deemed an Acquiring Person and none of the Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13(a) Event shall be deemed to occur, in each such case, by (A) the approval, execution, delivery or performance of the Merger Agreement among Company, Click2learn, Newco, Docent Merger Sub and Click2learn Merger Sub or (B) the approval, execution, delivery, announcement or consummation of the transactions specifically contemplated by the Merger Agreement, including the approval, execution, delivery or performance of the Voting Agreements (as defined in the Merger Agreement, and as may be amended from time to time). No such event shall entitle or permit the holders of Rights Certificates to exercise the Rights or otherwise affect the rights of the holders of Rights Certificates, including giving the holders of Rights Certificates the right to acquire securities of any party to the Merger Agreement.”

3. This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

4. This Amendment shall be deemed a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[SIGNATURE PAGE TO FOLLOW]

2.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

DOCENT, INC.		COMPUTERSHARE TRUST COMPANY, INC. as Rights Agent

By:	/s/ R. Andrew Eckert	By:	/s/ Ian Yewer

Name:	R. Andrew Eckert	Name:	Ian Yewer
Title:	President and Chief Executive Officer	Title:	President

		By:	/s/ Theresa Henshaw

		Name:	Theresa Henshaw
		Title:	Trust Officer—Ops Manager